                                                                     EXHIBIT 1.1

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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
                   CHINA EASTERN AIRLINES CORPORATION LIMITED
 (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                          FIRST QUARTERLY REPORT 2003
                               AND PROFIT WARNING

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  This announcement is made by China Eastern Airlines Corporation Limited
  (the "COMPANY") pursuant to the disclosure requirement under paragraph 2(2) of the Listing Agreement entered into between the Company and The Stock Exchange of Hong Kong Limited.

  The financial statements of the Company for the first quarter of 2003 were not audited, and were prepared in accordance with the PRC Accounting Regulations.
  ---------------------------------------------------------------------------

1.   IMPORTANT NOTICE

     This announcement is made by the Company pursuant to the disclosure requirement under paragraph 2(2) of the Listing Agreement entered into between the Company and The Stock Exchange of Hong Kong Limited.

     The board of directors of the Company (the "BOARD") hereby confirms that the information set out in this report does not contain any false information, misleading statement or material omission, and accepts joint and several responsibility for the truthfulness, accuracy and completeness of the contents of this report. This quarterly report was prepared in accordance with the regulations as prescribed by the China Securities Regulatory Commission in relation to disclosure of information in quarterly reports for listed companies, and is published simultaneously in Shanghai and Hong Kong. The financial statements of the Company for the first quarter of 2003 were not audited, and were prepared in accordance with the PRC Accounting Regulations.

2.   BASIC PARTICULARS OF THE COMPANY

     2.1  BASIC COMPANY INFORMATION

Secretary of the Board:       Luo Zhuping
Telephone:                    8621-51130920

Securities representative:    Lu Shaojun
Telephone:                    8621-51130928

Contact address:              2550, Hongqiao Road
                              Shanghai
                              The People's Republic of China
Facsimile:                    8621-62686116
e-mail address:               ir@ce-air.com

     2.2  FINANCIAL INFORMATION

          2.2.1 Main financial data and indicators

                                                                                                      PERCENTAGE INCREASE/
                                                                                                      DECREASE BETWEEN END
                                                                                                    OF LAST FINANCIAL YEAR
                                                                     END OF          END OF LAST      AND END OF REPORTING
                                                           REPORTING PERIOD       FINANCIAL YEAR                PERIOD (%)
                                                          -----------------    -----------------    ----------------------
Total assets                                              32,467,615,128.16    31,426,196,690.31                     3.31%
Shareholder equity

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
                                                                                                      PERCENTAGE INCREASE/
                                                                                                      DECREASE BETWEEN END
                                                                                                    OF LAST FINANCIAL YEAR
                                                                     END OF          END OF LAST      AND END OF REPORTING
                                                           REPORTING PERIOD       FINANCIAL YEAR                PERIOD (%)
                                                          -----------------    -----------------    ----------------------
 (excluding that of minority shareholders)                 6,212,664,596.11     6,284,065,876.22                    -2.64%
Net assets per share                                                 1.2765               1.3112                    -2.64%
Adjusted net assets per share                                        1.1902               1.2303                    -3.26%

                                                                                                      PERCENTAGE INCREASE/
                                                                              FROM THE BEGINNING          DECREASE BETWEEN
                                                                              OF THE YEAR TO END      THE REPORTING PERIOD
                                                                                OF THE REPORTING       AND THE SAME PERIOD
                                                           REPORTING PERIOD               PERIOD             LAST YEAR (%)
                                                           ----------------   ------------------      --------------------
Net cash flow from
 operational activities(RMB)                                 250,068,416.71       250,068,416.71                         *
Earnings per share                                                    -0.04                -0.04                         -
Percentage for net return on assets                                  -2.80%               -2.80%                         -
Percentage for net return on assets
 after deduction of non-recurring gains and losses                   -3.15%               -3.15%                         -
Non-recurring gains and losses                                                     Amounts (RMB)
Subsidy revenues                                                                   20,816,000.00
Revenues from non-business operations                                                 771,890.60
Expenditure for non-business operations                                               634,239.48
Total                                                                              20,953,651.12

     *    No cash flow statement for the first quarter of 2002

          2.2.2 Profit statement

PREPERATION UNIT: CHINA EASTERN AIRLINES CORPORATION LIMITED  JANUARY-MARCH 2003


                                                   CURRENT            CURRENT           PREVIOUS           PREVIOUS
                                                    PERIOD             PERIOD             PERIOD             PERIOD
ITEM                                        (CONSOLIDATED)     (PARENT CORP.)     (CONSOLIDATED)     (PARENT CORP.)
----                                      ----------------   ----------------   ----------------   ----------------
                                            UNIT: RMB YUAN     UNIT: RMB YUAN     UNIT: RMB YUAN     UNIT: RMB YUAN
I.   Revenue from Main Operations:        3,468,700,699.37   2,898,943,767.77   3,015,283,037,84   2,552,172,394.33

     Less: Revenue for Civil Air
            Infrastructure
            Construction Fund                111,678,915.85      95,283,033.26      98,749,599.72      85,182,610.46
     Revenue from Main Operations, net     3,357,021,783.52   2,803,660,734.51   2,916,533,438.12   2,466,989,783.87
     Less: Main Operating Cost             2,944,288,060.06   2,498,760,152.89   2,252,645,406.64   1,879,823,584.84
           Business Taxes and additional      82,105,617.86      66,793,654.51      72,512,700.47      59,737,873.32

II.  Profit from Main Operations             330,628,105.60     238,106,927.11     591,375,331.01     527,428,325.71
     (Loss is represented by "-")
     Add:  Other Operating Revenue           126,484,080.47      73,511,382.71     129,415,396.05      91,741,557.53
           (Loss is represented by "-")
     Less: Operating Expenses                236,415,230.97     204,843,244.33     293,525,928.89     264,115,345.02
           General & Administrative
            Expenses                         168,274,857.84     140,445,761.98     152,633,635.00     128,648,124.32
           Financial Expenses                207,879,323.63     188,787,620.86     199,019,112.97     183,049,092.02

III. Profit from Operations                 -155,457,226.37    -222,458,317.35      75,612,050.20      43,357,321.88
     (Loss is represented by "-")
     Add:  Investment Income                  -4,011,816.17      44,596,600.33      11,326,993.67      32,019,253.03
                                                  INCREASE/        INCREASE/
                                                   DECREASE         DECREASE
                                                 PERCENTAGE       PERCENTAGE
ITEM                                         (CONSOLIDATED)   (PARENT CORP.)
----                                         --------------   --------------
I.   Revenue from Main Operations:                   15.04%           13.59%

     Less: Revenue for Civil Air
            Infrastructure
            Construction Fund                        13.09%           11.86%
     Revenue from Main Operations, net               15.10%           13.65%
     Less: Main Operating Cost                       30.70%           32.93%
           Business Taxes and additional             13.23%           11.81%

II.  Profit from Main Operations                    -44.09%          -54.86%
     (Loss is represented by "-")
     Add:  Other Operating Revenue                   -2.27%          -19.87%
           (Loss is represented by "-")
     Less: Operating Expenses                       -19.46%          -22.44%
           General & Administrative
            Expenses                                 10.25%            9.17%
           Financial Expenses                         4.45%            3.13%

III. Profit from Operations                        -305.60%         -613.08%
     (Loss is represented by "-")
     Add:  Investment Income                       -135.42%           39.28%

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
                                                   CURRENT            CURRENT           PREVIOUS           PREVIOUS
                                                    PERIOD             PERIOD             PERIOD             PERIOD
ITEM                                        (CONSOLIDATED)     (PARENT CORP.)     (CONSOLIDATED)     (PARENT CORP.)
----                                      ----------------   ----------------   ----------------   ----------------
                                            UNIT: RMB YUAN     UNIT: RMB YUAN     UNIT: RMB YUAN     UNIT: RMB YUAN
           Gains and Loss from Futures                    -                  -                  -                  -
           Subsidy Income                     20,816,000.00      20,816,000.00                  -                  -
           Non-operating Income                  771,890.60          87,250.04         444,389.81                  -
     (Loss is represented by "-")
     Less: Non-operating Expenses                634,239.48         534,886.81       2,716,730.41       2,216,963.42

IV.  Total Profit                           -138,515,391.42    -157,493,353.79      84,666,703.27      73,159,611.49
        (Loss is represented by "-")
     Less: Income Tax                         12,936,210.77                  -       5,420,496.94                  -
           Gains or Losses of Minority
            Shareholders                      19,999,028.08                  -       6,086,594.84                  -

V.   Net Profit                             -171,450,630.27    -157,493,353.79      73,159,611.49      73,159,611.49
     (Loss is represented by "-")
     Add:  Undistributed Profit at the
            Beginning of the Year            198,158,023.32     278,888,379.81      73,814,681.06     115,868,464.09
     Less: Decrease of Undistributed
            Profit to Reduce Registered
            Capital                                       -                  -                  -                  -
     Add:  Transfer from Surplus Reserve                  -                  -                  -                  -

VI.  Distributable Profit                     26,707,393.05     121,395,026.02     146,974,292.55     189,028,075.58
     (Loss is represented by "-")
     Less: Provision for Statutory
            Surplus Reserve                               -                  -                  -                  -
           Provision for Statutory
            Public Welfare Fund                           -                  -                  -                  -
           Provision for Staff &
            Workers' Welfare Fund                         -                  -                  -                  -

VII. Profit Attributable to Shareholders      26,707,393.05     121,395,026.02     146,974,295.55     189,028,075.58
     (Loss is represented by "-")
     Less: Dividends for Preferred Shares                 -                  -                  -                  -
           Provision for Discretionary
            Surplus Reserve                               -                  -                  -                  -
           Dividends for Common Shares                    -                  -                  -                  -
           Transfer of Common Dividends
            into Share Capital                            -                  -                  -                  -

VIII.Undistributed Profit                     26,707,393.05     121,395,026.02     146,974,292.55     189,028,075.58
     (Loss is represented by "-")
Supplementary Data
     1. Proceeds from Sale or Disposal
         of Departments or Invested
         Companies                                        -                  -                  -                  -
     2. Loss from Natural Disasters                       -                  -                  -                  -
     3. Increase (or Decrease) of Total
         Profit Arising From Change in
         Accounting Policies                              -                  -                  -                  -
     4. Increase (or Decrease) of Total
         Profit Arising from Change in
         Accouning Estimations                            -                  -                  -                  -
     5. Loss from Debt Reorganization                     -                  -                  -                  -
     6. Other Items                                       -                  -                  -                  -
                                                  INCREASE/        INCREASE/
                                                   DECREASE         DECREASE
                                                 PERCENTAGE       PERCENTAGE
ITEM                                         (CONSOLIDATED)   (PARENT CORP.)
----                                         --------------   --------------

           Gains and Loss from Futures                0.00%            0.00%
           Subsidy Income                             0.00%            0.00%
           Non-operating Income                      73.70%            0.00%
     (Loss is represented by "-")
     Less: Non-operating Expenses                   -76.65%          -75.87%

IV.  Total Profit                                  -263.60%         -315.27%
        (Loss is represented by "-")
     Less: Income Tax                               138.65%            0.00%
           Gains or Losses of Minority
            Shareholders                            228.57%            0.00%

V.   Net Profit                                    -334.35%         -315.27%
     (Loss is represented by "-")
     Add:  Undistributed Profit at the
            Beginning of the Year                   168.45%          140.69%
     Less: Decrease of Undistributed
            Profit to Reduce Registered
            Capital                                   0.00%            0.00%
     Add:  Transfer from Surplus Reserve              0.00%            0.00%

VI.  Distributable Profit                           -81.83%          -35.78%
     (Loss is represented by "-")
     Less: Provision for Statutory
            Surplus Reserve                           0.00%            0.00%
           Provision for Statutory
            Public Welfare Fund                       0.00%            0.00%
           Provision for Staff &
            Workers' Welfare Fund                     0.00%            0.00%

VII. Profit Attributable to Shareholders            -81.83%          -35.78%
     (Loss is represented by "-")
     Less: Dividends for Preferred Shares             0.00%            0.00%
           Provision for Discretionary
            Surplus Reserve                           0.00%            0.00%
           Dividends for Common Shares                0.00%            0.00%
           Transfer of Common Dividends
            into Share Capital                        0.00%            0.00%

VIII.Undistributed Profit                           -81.83%          -35.78%
     (Loss is represented by "-")
Supplementary Data
     1. Proceeds from Sale or Disposal
         of Departments or Invested
         Companies                                    0.00%            0.00%
     2. Loss from Natural Disasters                   0.00%            0.00%
     3. Increase (or Decrease) of Total
         Profit Arising From Change in
         Accounting Policies                          0.00%            0.00%
     4. Increase (or Decrease) of Total
         Profit Arising from Change in
         Accouning Estimations                        0.00%            0.00%
     5. Loss from Debt Reorganization                 0.00%            0.00%
     6. Other Items                                   0.00%            0.00%


     2.3  As at the end of the reporting period, the Company had a total of
          120,274

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          shareholders, of whom 117,310 were A share shareholders and 2,964 were H share shareholders.

3.   MANAGEMENT DISCUSSION AND ANALYSIS

     3.1 BRIEF ANALYSIS OF THE COMPANY'S OVERALL OPERATIONAL ACTIVITIES DURING THE REPORTING PERIOD

          During the first quarter of 2003, the Company had an aggregate traffic volume of 697,362,800 tonne-kilometres, an increase of 18.74% over the same period last year; total flying hours reached 66,580, an increase of 18.17% over the same period last year; and passenger numbers reached 3,076,500 persons, an increase of 18.31% over the same period last year. The Company's revenues from its principal business were approximately RMB3,468,700,000 during the first quarter, an increase of 15.04% over the same period last year. Profit from its principal business was approximately RMB330,630,000, a decrease of 44.09% from the same period last year, and net loss suffered by the Company was RMB171,450,000, a decrease of 334.35% from the same period last year. The main reason for such loss suffered by the Company was the marked increase, resulting from the condition of the Gulf War II, in the average price of aviation fuel for the reporting period as compared to that for the same period last year. Aviation fuel costs' expenditure for the first quarter of 2003 increased by almost RMB200 million as compared to that for the same period last year, and the implementation of net-price settlement has resulted in a decrease in ticket prices during the first quarter of 2003.

          3.1.1 Information on the main industry or products which account for more than 10% of the total of the revenues or profits from the Company's principal business


                                             REVENUES FROM              COSTS OF
BY INDUSTRY OR PRODUCT                  PRINCIPAL BUSINESS    PRINCIPAL BUSINESS     GROSS MARGIN (%)
----------------------                  ------------------    ------------------     ----------------
                                                     (RMB)                 (RMB)
Transportation revenues                   3,468,700,699.37      2,944,288,060.06               15.12%
Of which were connected transactions                     -      1,371,560,000.00                    -

          3.1.2 Makeup of profits earned during the reporting period (explanation of the major changes in the percentage of the gross profits accounted for by the profits from the principal business, profits from other business, expenses during the period, return on investments, subsidy income and the net amount of non-operational revenues and expenditures as compared to the previous reporting period and the reasons therefor)

                                                                         PERCENTAGE AGAINST
                                               AMOUNT (RMB)                 TOTAL PROFITS
                                         -----------------------      -----------------------
                                                      JANUARY TO                   JANUARY TO
ITEMS                                       2002     MARCH, 2003        2002      MARCH, 2003
-----                                    -------     -----------      ------    -------------
Gross profits                             26,231         -13,852           -                -
Profits from principal business          243,432          33,063        928%            -239%
Profits from other business               54,431          12,648        208%             -91%
Expenses                                 279,499          61,257      1,066%            -442%
Return on investments                      2,126            -401          8%               3%
Subsidy income                             5,481           2,082         21%             -15%
Net amount of non-operational
 revenues and expenditures                   260              14          1%               0%

                Major changes during the reporting period are that the Company recorded a loss for the first quarter of 2003, a marked difference from the position as in 2002.

          3.1.3 Details of the major changes in the profitability (gross margin) of the Company's principal business for the reporting period as compared to that for the previous reporting period, and the reasons therefor

                The decrease of 8.41 percentage points in the Company's gross margin for the first quarter of 2003 as compared to that for the previous reporting period was attributable to the increases in aviation fuel prices as compared to that experienced last year and in domestic landing and take-off fees, thereby

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                increasing the Company's costs to a significant extent
                resulting in a reduction in the Company's profits.

3.2 WARNING AND EXPLANATIONS OF THE FORECAST POSSIBILITY OF THE AGGREGATE NET PROFITS FOR THE PERIOD BETWEEN THE BEGINNING OF THE YEAR AND THE END OF THE NEXT REPORTING PERIOD BEING A LOSS OR SHOWING A SIGNIFICANT CHANGE AS COMPARED TO THE SAME PERIOD LAST YEAR

     In view of the outbreak of atypical pneumonia resulting in a significant change in the Company's operational environment, the Board noted a marked decrease in the Company's passenger load factor commencing in April 2003, resulting in a significant impact on the Company's operations. The Board also noted that there will not be any indication of rebound in the Company's aircraft passenger load factor in the near term. Accordingly, the Company has taken such measures as reducing the number of flights and postponing its plan to add aircraft. However, as the effect of atypical pneumonia is expected to continue for a considerable period of time, the Company predicts that it may continue to post a loss by the end of the next reporting period, and wishes to bring this to the investors' attention.


                                                  By order of the Board
                                                  CHINA EASTERN AIRLINES
                                                   CORPORATION LIMITED
                                                         YE YIGAN
                                                  Chairman of the Board

Shanghai, the People's Republic of China
29th April, 2003

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